                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               INTERVOICE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                INTERVOICE, INC.
                             17811 WATERVIEW PARKWAY
                               DALLAS, TEXAS 75252

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 23, 1998


To the Shareholders of INTERVOICE, INC.:

      The annual meeting of shareholders of InterVoice, Inc., a Texas corporation (the "Company"), will be held on Thursday, July 23, 1998, at 10:00 a.m., local time, at the Plano Centre, 2000 East Spring Creek Parkway, Plano, Texas, for the following purposes:

            1.    To elect the Board of Directors for the ensuing year;

            2. To consider and vote upon a proposal to amend the Company's Employee Stock Purchase Plan to increase from 200,000 to 500,000 the aggregate number of shares of Common Stock authorized for issuance under the Plan; and

            3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed June 5, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such shareholders will be available for examination at the offices of the Company in Dallas, Texas, during ordinary business hours for a period of 10 days prior to the meeting.

      A record of the Company's activities during the fiscal year ended February 28, 1998 and the financial statements for such fiscal year are contained in the accompanying 1998 Annual Report. The 1998 Annual Report does not form any part of the material for the solicitation of proxies.

      All shareholders are cordially invited to attend the meeting. SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                         By order of the Board of Directors,


                                         Daniel D. Hammond
                                         Chairman of the Board
                                         and Chief Executive Officer
Dallas, Texas
June 24, 1998

                                INTERVOICE, INC.
                             17811 WATERVIEW PARKWAY
                               DALLAS, TEXAS 75252

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 23, 1998

                                  INTRODUCTION

      The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company for use at the annual meeting of shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement and the accompanying proxy were first sent to shareholders of the Company is June 24, 1998.

      Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted for the election of the Board's nominees for director and the proposal to amend the Company's Employee Stock Purchase Plan.

      The Board of Directors is not aware of any other matter to be presented for consideration at the meeting. If any other matter is properly presented for action at the meeting, the proxy holders will vote the proxies in accordance with their best judgment in such matters. The proxy holders may also, if it is deemed to be advisable, vote such proxies to adjourn the meeting or to recess the meeting from time to time.

      Any shareholder of the Company returning a proxy has the right to revoke the proxy at any time before it is exercised by giving written notice of such revocation to the Company addressed to Daniel D. Hammond, Chairman of the Board and Chief Executive Officer, InterVoice, Inc., 17811 Waterview Parkway, Dallas, Texas 75252; however, no such revocation shall be effective until such notice of revocation has been received by the Company at or prior to the meeting.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

      Only holders of record of Common Stock at the close of business on June 5, 1998, the record date for the meeting, are entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The presence of a majority of the Common Stock outstanding on the record date is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 13,887,441 shares of Common Stock. At the meeting, each shareholder of record on the record date will be entitled to one vote for each share registered in such shareholder's name on the record date. The Articles of Incorporation of the Company deny cumulative voting rights. The following table sets forth certain summary information with respect to the only shareholders who were known to the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock.

             Name and Address                              Number of Shares                     Percent
             of Beneficial Owner                          Beneficially Owned                    of Class
             -------------------                          ------------------                    --------
             Becker Capital Management, Inc.                1,227,950 (1)                         8.8%
             1211 S.W. Fifth Avenue
             Suite 2185
             Portland, Oregon 97204

             Daniel D. Hammond (2)                            913,781(3)                          6.6%
             17811 Waterview Parkway
             Dallas, Texas 75252

(1) A Schedule 13G dated February 12, 1998 was filed by Becker Capital Management, Inc., disclosing the ownership of 1,227,950 shares of Common Stock. All shares are held subject to sole voting power and sole dispositive power. Beneficial ownership of the securities of an issuer may be reported on a Schedule 13G only in the event that the reporting person has acquired such securities in the ordinary course of business and not with the purpose nor with the effect of changing or influencing the control of the issuer, nor in connection with or as a participant in any transaction having such purpose or effect.

(2) Mr. Hammond is the Chairman of the Board and Chief Executive Officer of the Company.

(3) Includes 349,800 shares not outstanding but subject to currently exercisable stock options, and 171 shares in the Company's 401(k) Employee Savings Plan.

                        VOTING PROCEDURES AND TABULATION

      The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast for or withheld as to the vote on each nominee for director and cast for or voted against the proposal to amend the Company's Employee Stock Purchase Plan.

      With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the voting on the election of directors, provided a quorum is present, because directors are elected by a plurality of the shares of Common Stock of the Company present in person or by proxy at the meeting and entitled to vote and voted thereat.

      Brokers who hold shares in street name only have the authority to vote on certain items when they have not received instructions from beneficial owners. Any "broker non-votes" will have no effect on the matters to be voted on at the meeting.

                               EXECUTIVE OFFICERS

      Following is certain information regarding certain executive officers of the Company. Information regarding the only other executive officer of the Company, Daniel D. Hammond, Chairman of the Board and Chief Executive Officer is included under "Proposal 1. Election of Directors".

ROB-ROY J. GRAHAM, age 45, is currently Chief Financial Officer and Secretary, positions he has held since August 1994; Chief Accounting Officer of the Company, a position he has held since April 1994; and Controller of the Company, a position he has held since August 1992.

DWAIN H. HAMMOND, age 41, is currently Senior Vice President, Engineering, a position he has held since April 1997. From September 1994 to April 1997, Mr. Hammond served as Vice President of Research and Development. Prior thereto, he served the Company as Vice President - Research and Development, Core Systems from September 1993 to September 1994, and as Director of Hardware Development from 1990 to September 1993. Mr. Hammond, who has been an employee of the Company since 1984, is the brother of Daniel D. Hammond, Chairman of the Board and Chief Executive Officer.

JAMES A. BARTON, age 56, is currently Vice President, Custom Products LOB, a position he has held since December 1995. From August 1995 to December 1995, he held the position of Vice President-Customer Operations with AMTECH, Inc., a company engaged in the radio frequency identification business. From June 1990 to February 1995, Mr. Barton served as Center Director-TELINQ Development Center for ADC Telecommunications, Inc., a provider of telecommunications equipment and services.

GORDON H. GIVENS, age 55, is currently Managing Director of European Strategic Business Unit, a position he has held since July 1996. From March 1994 to July 1996, he served as Vice President-Technical Services. Prior thereto, he served as Vice President-Professional Services from March 1993 to March 1994.

M. GREGORY SMITH, age 50, is currently Senior Vice President - Sales, the Americas and Asia Pacific, a position he has held since August 1996. From July 1994 to May 1996, he served as Vice President and General Manager of SRX Corporation, a company that engaged in the manufacture and sale of telecommunications equipment. Prior thereto, from May 1992 to July 1994, Mr. Smith served as Regional Sales Manager of Rockwell International, a manufacturer and contractor in the telecommunications industry.

ERIC L. PRATT, age 33, is Vice President of Telco Sales and Systems Engineering, a position he has held since October 1997. From October 1996 to October 1997, he served as Senior Director, Sales for DSC Communications Corporation, a company that designs, manufactures, and markets telecommunications equipment. Prior thereto, he served as Senior Account Director, Sales for DSC Communications Corporation from June 1993 to October 1996.

MICHAEL J. POLCYN, age 40, is Vice President - Packaged Products Line of Business, a position he has held since March 1998. From December 1995 to March 1998, Mr. Polcyn served as the Company's Vice President, Business Development and Product Marketing. Prior thereto, he served as Director, Product Marketing from March 1994 to December 1995, and as Director, Call Center Engineering from March 1992 to March 1994.

                        PROPOSAL 1. ELECTION OF DIRECTORS

      The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. The Articles of Incorporation of the Company provide that the number of directors constituting the Board of Directors shall not be less than three nor more than nine as from time to time shall be fixed and determined by a vote of a majority of the Company's directors serving at the time of such vote. The number of director positions constituting the Board is six, and of the six positions, one is currently vacant as a result of the resignation of the Company's former President, Michael W. Barker. The number of director positions will be decreased from six to five as of the date of the annual meeting of shareholders. The five directors, constituting the entire Board of Directors, are to be elected at the meeting to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The five nominees for director are the current directors of the Company. During the fiscal year ended February 28, 1998 ("fiscal 1998"), the Board of Directors held eight meetings. All members of the Board attended at least 75% of the meetings of the Board of Directors during the last fiscal year.

      The five nominees for election to the Board of Directors who receive the greatest number of votes cast at the meeting will be elected to the Board of Directors. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the Board of Directors except where authorization so to vote is withheld. If any nominee becomes unable or unwilling to serve (which is not presently foreseen), the persons designated as proxies will have full discretion to cast votes for another person designated by the Board. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF SUCH NOMINEES. Set forth below is certain information with respect to the five nominees for director.

      DANIEL D. HAMMOND, a founder of the Company, is currently the Chairman of the Board, a position he has held since December 1990, and the Chief Executive Officer of the Company, a position he has held since July 1986. Mr.
Hammond, age 46, has served as a director since 1984.

      JOSEPH J. PIETROPAOLO is currently an independent consultant who has been providing consulting services related to on-line lottery systems since March 1998. He is the former Chief Financial Officer of Transactive Corporation, a company that specializes in electronic benefits transfers, a position he held from August 1994 to March 1997. Mr. Pietropaolo is also the former Vice President and Treasurer of GTECH Corporation, a company specializing in on-line lottery systems, positions he held from 1990 to August 1994. Mr. Pietropaolo, age 42, has served as a director since 1989.

      GEORGE C. PLATT is currently the President and Chief Executive Officer of InteCom Inc., a wholly owned subsidiary of Matra-Hachette, a company engaged in the manufacture and sale of telephone switching systems. He has held this position since January 1991. Mr. Platt, age 57, has served as a director since 1991.

      GRANT A. DOVE is currently a Managing Partner of Technology Strategies and Alliances, a firm which provides investment banking and consulting services, a position he has held since January 1993. Mr. Dove currently serves as a director of Media One Group, Cooper Cameron Corp., Control Systems International, Inc., Microelectronics and Computer Technology Corp., and Optek Technology, Inc. Mr. Dove, age 70, has served as director since 1997.

      DAVID W. BRANDENBURG is President of the Brandenburg Life Foundation, a position he has held since October 1996. From November 1997 to May 1998 Mr. Brandenburg served as President and Chief Executive Officer of AnswerSoft, Inc. Mr. Brandenburg served as Vice Chairman of the Company from December 1994 to May 1995. Prior thereto, Mr. Brandenburg served as President of the Company from July 1990 to December 1994. Mr. Brandenburg, age 53, served as a director since 1997 and from 1990 to 1995.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The tabulation below sets forth certain information with respect to the beneficial ownership of shares of Common Stock, as of June 5, 1998, of each director and nominee for director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all directors, nominees for director and executive officers of the Company as a group.

                                                                                       Common Stock
                                                                                    Beneficially Owned (1)
                                                                                    -------------------
                                                                                  Number           Percent
Name                                                                             of Shares        of Class
----                                                                             ----------       --------

Directors and Nominees for Director

Daniel D. Hammond...........................................................     913,781 (2)       6.6%
David W. Brandenburg........................................................     551,551 (3)       4.0%
Joseph J. Pietropaolo.......................................................      16,000 (4)        *
George C. Platt.............................................................      29,000 (4)        *
Grant A. Dove ..............................................................      33,000 (4)        *

Named Executive Officers (who are not a director or nominee named above)

Rob-Roy J. Graham...........................................................      86,792 (5)        *
Dwain H. Hammond............................................................      49,833 (6)        *
M. Gregory Smith............................................................      17,197 (7)        *
Gordon H. Givens............................................................      25,487 (8)        *
Michael W. Barker...........................................................     178,884 (9)       1.3%

All Directors, Nominees for Director and Executive Officers
as a Group (13 persons).....................................................   1,938,387 (10)       14%

 *    Less than 1%

(1) Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(2) Includes 349,800 shares not outstanding but subject to currently exercisable stock options, and 171 shares held in the Company's 401(k) Employee Savings Plan.

(3) Includes 75,500 shares held in Mr. Brandenburg's IRA, 50,700 shares held in his wife's IRA, 1,500 shares held in the Brandenburg Life Foundation, and 18,000 shares not outstanding but subject to currently exercisable stock options.

(4) Shares are not outstanding but are subject to currently exercisable stock options, other than 11,000 shares held by Mr. Dove, and 1,600 shares held in Mr. Platt's IRA.

(5) Includes 57,800 shares not outstanding but subject to currently exercisable stock options, and 159 shares held in the Company's 401(k) Employee Savings Plan.

(6) Includes 24,217 shares not outstanding but subject to currently exercisable stock options, and 159 shares held in the Company's 401(k) Employee Savings Plan.

(7) Includes 15,125 shares not outstanding but subject to currently exercisable stock options, and 51 shares held in the Company's 401(k) Employee Savings Plan.

(8) Includes 24,217 shares not outstanding but subject to currently exercisable stock options, and 160 shares held in the Company's 401(k) Employee Savings Plan.

(9)   Includes 153 shares held in the Company's 401(k) Employee Savings Plan.

(10) Includes 127,800 shares held in an IRA of a director or a director's spouse, 10,230 shares held jointly with spouse, 1,500 shares held in the Brandenburg Life Foundation, 579,994 shares not outstanding but subject to currently exercisable stock options, and 1,051 shares held in the Company's 401(k) Employee Savings Plan.

COMPENSATION OF DIRECTORS

      All directors who are not employees of the Company receive a fee of $1,000 per month for serving as a director of the Company. The Company also reimburses all directors for travel, lodging and related expenses incurred in attending Board and committee meetings. Directors who are not employees of the Company also receive a fee of $500 for each Board or committee meeting attended. In addition, non-employee directors are eligible for stock option grants under the Company's 1990 Nonqualified Stock Option Plan for Non-Employees (the "Nonqualified Plan"). Pursuant to the Nonqualified Plan, on August 1, 1997 each of Messrs. Pietropaolo, Dove and Platt were automatically granted an option to purchase 4,000 shares of Common Stock at $9.75 per share, and Mr. Brandenburg was automatically granted an option to purchase 18,000 shares of Common Stock at $9.75 per share, which options can be exercised commencing July 23, 1998, on the date of the next annual meeting of shareholders, at the closing market price of the Common Stock on the date of grant. If elected as directors at the 1998 annual meeting of shareholders, Messrs. Pietropaolo, Platt, Brandenburg and Dove each will automatically be granted an option on August 1, 1998 to purchase 4,000 additional shares of Common Stock, at the closing market price of the Common Stock on the date of grant. These options will become exercisable on the date of the next annual meeting of shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors has established committees which deal with certain specific areas of the Board's responsibility. These committees include the Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

      The Audit Committee, which held twelve meetings during fiscal 1998, has the primary responsibility to ensure the integrity of the financial information reported by the Company. Its functions are to: (a) make recommendations on the selection of independent auditors; (b) review the scope of the annual audit to be performed by the independent auditors prior to commencement of the audit; (c) review the results of those audits; (d) review the organization and scope of the Company's internal system of audit and financial controls; (e) meet periodically with management and the independent public accountants to review financial, accounting and internal control matters; and (f) meet periodically with the independent public accountants to discuss the results of their audit work and their opinions as to the adequacy of internal accounting controls and the quality of financial reporting. Its current members are Joseph J. Pietropaolo, Chairman, George C. Platt, David W. Brandenburg and Grant A. Dove.

      The Compensation Committee, which held eight meetings during fiscal 1998, has the authority to determine and approve all the terms of the employment, compensation and benefits payable to officers of the Company, including those officers who are also directors. The Company's management is from time to time directed by the Compensation Committee to review certain compensation matters and make recommendations to the Compensation Committee concerning such matters. The Compensation Committee also has the authority to administer and award stock options and restricted stock under the 1990 Incentive Stock Option Plan, the 1998 Stock Option Plan, the Restricted Stock Plan and the Employee Stock Purchase Plan. The Compensation Committee is composed of George C.
Platt, Chairman, Joseph J. Pietropaolo, David W. Brandenburg and Grant A. Dove.

      The Executive Committee, which generally held monthly meetings during fiscal 1998, may, to the extent permitted by law, exercise the power of the Board of Directors when the Board is not in session. It also has the responsibility for reviewing long-range plans, capital expenditure programs, acquisitions and general corporate financing matters and making related recommendations to the Board of Directors. Its only current member is Daniel D. Hammond, Chairman.

      The Nominating Committee, which did not meet in fiscal 1998, has the function to identify and propose to the full Board of Directors nominees to fill vacancies on the Board of Directors. Although the Nominating Committee has no formal policy on the subject, it will consider persons brought to its attention by officers, directors and shareholders. The names of proposed nominees should be sent to the Company at the address shown on the cover of this Proxy Statement, Attention: Nominating Committee. The current members of the Nominating Committee are Daniel D. Hammond, Chairman, and Grant A. Dove.

                PROPOSAL 2. TO APPROVE AMENDMENT TO THE COMPANY'S
                          EMPLOYEE STOCK PURCHASE PLAN

      The InterVoice, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the Board of Directors as of October 14, 1993. The Stock Purchase Plan has been approved by the Company's shareholders. On May 22, 1998, the Board of Directors adopted, subject to shareholder approval, an amendment to the Stock Purchase Plan to increase from 200,000 to 500,000 the number of shares of Common Stock authorized for issuance thereunder. A copy of the Stock Purchase Plan, as amended, is attached hereto as Annex A.

      As of June 5, 1998, the aggregate number of shares that had been issued under the Stock Purchase Plan was 193,992.

      The purpose of the Stock Purchase Plan is to provide employees of the Company and its subsidiaries with an opportunity to acquire a proprietary interest in the Company through the regular and systematic purchase of shares of Common Stock through voluntary payroll deductions, and thus to develop a stronger incentive to work for the continued success of the Company and its subsidiaries. In fiscal 1998 7,680 shares of Common Stock were issued to executive officers of the Company and 40,747 shares of Common Stock were issued to other employees of the Company pursuant to the Stock Purchase Plan. It is anticipated that there will be a similar level of participation in the Stock Purchase Plan in fiscal 1999.

DESCRIPTION OF THE STOCK PURCHASE PLAN AS AMENDED BY THE PROPOSED AMENDMENT

      The following is a summary of the Stock Purchase Plan incorporating the proposed amendment and is qualified in its entirety by reference to the full text of the Stock Purchase Plan as set forth in Appendix A to this proxy statement.

      Participation in the Stock Purchase Plan is open to each eligible employee of the Company or its participating subsidiaries. Employees whose customary employment is for 20 hours or less per week or five months or less in any calendar year are not eligible to participate. A participating subsidiary is any subsidiary that is owned 50% or more by the Company or, with respect to a lower-tier subsidiary, by a subsidiary of the Company, and that has been designated by the Committee as a participating affiliate in the Stock Purchase Plan. One wholly-owned subsidiary has been designated as a participating affiliate in the Stock Purchase Plan.

      Each eligible employee may elect to have payroll deductions over each "option period" of an amount which shall not exceed 10% of such employee's annual compensation. An option period consists of the 12-month period beginning June 1 and ending the following May 31, or beginning December 1 and ending the following November 30. At the end of each option period, the Company uses the funds accumulated in each participating employee's stock purchase account to purchase the number of whole shares of Common Stock, not to exceed the number of whole shares of Common Stock determined by dividing (i) the aggregate payroll deduction authorized by the participant for the option period, by (ii) 85% of the Fair Market Value per share on the first day of the option period. The purchase price of a single share of Common Stock under the Stock Purchase Plan is the lower of either (i) 85% of the Fair Market Value per share on the date of grant of the option, which is the first day of the option period, or (ii) 85% of the Fair Market Value per share on the date on which the option is exercised, which is the last day of the option period. The term "Fair Market Value" is defined as the closing price on the date in question of a share of Common Stock on the Nasdaq National Market. No participant may purchase shares under the Stock Purchase Plan at a rate which exceeds $25,000 in Fair Market Value of shares for each calendar year. In addition, an otherwise eligible employee may not be granted an option under the Stock Purchase Plan if such employee would, immediately after grant of the option, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary corporation of the Company. Stock certificates representing such purchased shares are issued to the participating employees as soon as practicable after the end of each option period; provided, however, that the obligation of the Company to deliver such Common Stock may be postponed for such period of time as may be necessary to register or qualify the purchase of the shares under the Securities Act of 1933 or any applicable foreign or state securities law. No fractional shares are issued upon exercise of an option. Any balance remaining in a participant's stock purchase account following exercise of an option is returned to the participant. The cash proceeds received by the Company upon exercise of an option constitute general funds of the Company. An option granted under the Stock Purchase Plan is not transferable by the participant and is exercisable only by the participant. A participant may withdraw from the Stock Purchase Plan at any time by written notice to the Company. Upon withdrawal, the balance in the participant's stock purchase account is returned to the participant.

      The Compensation Committee, composed of three or more members of the Board of Directors of the Company, who are not employees of the Company, is responsible for administration of the Stock Purchase Plan. Fees and expenses incurred in connection with the administration of the Stock Purchase Plan are paid by the Company.

      The Board of Directors may amend or terminate the Stock Purchase Plan at any time without shareholder approval; provided, however, that shareholder approval is required for any amendment that would (i) increase the total number of shares of Common Stock issuable under the Stock Purchase Plan (other than pursuant to certain provisions of the Stock Purchase Plan relating to stock splits, stock dividends, mergers and other changes in the Common Stock), (ii) modify the criteria for determining the employees or class of employees eligible to participate or (iii) materially increase benefits accruing under the Stock Purchase Plan to participants who are subject to Section 16 of the Securities Exchange Act of 1934. No termination or amendment of the Stock Purchase Plan will adversely affect the rights of a participant under an option outstanding at the time of such termination or amendment, except with the consent of such participant.

FEDERAL INCOME TAX CONSEQUENCES

      The following summary relates to U.S. Federal income tax consequences only and applies to United States citizens and foreign persons who are United States residents. In addition to the income tax consequences described below, the acquisition, ownership or disposition of an option or shares acquired upon the exercise of an option under the Stock Purchase Plan may have tax consequences under U.S. Federal estate tax laws and various state laws that may be applicable to certain participants in the Stock Purchase Plan.

      The Stock Purchase Plan is designed to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Amounts deducted from the income of a participating employee under the Stock Purchase Plan will be included in such employee's income for the year in which such amounts would otherwise have been paid to the employee, and will be deductible by the Company. The employee will not recognize additional taxable income either (i) at the time options are granted pursuant to the Purchase Plan or (ii) at the time options are exercised under the Stock Purchase Plan, and no further deduction is allowed to the Company at either time. The employee's basis in shares purchased under the Stock Purchase Plan will equal the amount paid for such shares.

      An employee who purchases shares pursuant to an option under the Stock Purchase Plan and disposes of such shares more than two years after the option is granted and more than one year after the option is exercised, or who dies at any time while holding the shares, will recognize ordinary income at the time of disposition or death in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the shares at the time of the disposition or death over the amount paid for the shares, or (ii) 15% of the fair market value of the shares at the time the option was granted. The Company will not be entitled to a deduction in respect of any amount of ordinary income so recognized by the employee. The employee's basis in the shares disposed of will be increased by the amount of ordinary income recognized. Any further gain recognized on the disposition will be taxed as long-term capital gain. Long-term capital gain of an individual is subject to a maximum rate of 28%. The maximum rate is reduced for capital assets held for more than eighteen months. If the fair market value of shares purchased under the Stock Purchase Plan is less on the date of disposition or death than the amount paid for the shares, no amount will be included in the employee's gross income as ordinary income, and the full amount of any loss (assuming the shares are sold in an arm's length transaction) will be a long-term capital loss.

      An employee who purchases shares pursuant to an option under the Stock Purchase Plan and disposes of such shares less than two years after the option is granted or less than one year after the option is exercised will recognize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise of the option over the amount paid for such shares or, if less, the gain on disposition. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the employee. Any additional gain recognized by the employee on the disposition will be short-term or long-term capital gain, depending on the employee's holding period for the shares transferred. If the employee's basis in the shares purchased under the Stock Purchase Plan is greater than the amount received for the shares, the excess of the basis over the amount received will be short-term or long-term capital loss (assuming the shares are sold in an arm's length transaction), depending on the employee's holding period for the shares.

      Ordinary income recognized by an employee upon the disposition of shares purchased under the Stock Purchase Plan will be considered compensation subject to withholding at the time such income is recognized.

      The Stock Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

REQUIRED AFFIRMATIVE VOTE

      The affirmative vote of the holders of at least a majority of the shares of Common Stock present or represented and voting on the amendment to the Stock Purchase Plan at the annual meeting shall be required to approve the proposed amendment to the Stock Purchase Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE STOCK PURCHASE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

To the Shareholders of InterVoice, Inc.:

      COMPENSATION POLICY. The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, officers are offered compensation opportunities that are linked to the Company's business objectives and performance, individual performance and contributions to the Company's success and enhanced shareholder value. The Company's compensation programs are designed and revised from time to time to be competitive within the software and data industry and the telecommunications industry.

      For fiscal 1998, the Company's executive compensation program consisted primarily of (i) base salary, (ii) incentive cash bonus opportunities based upon individual and corporate performance, and (iii) long-term equity based incentives. All officers were eligible for and did participate in the Company's incentive cash bonus and equity based incentive programs during fiscal 1998. The Company generally targets the aggregate of annual base salary, bonus opportunities and long-term equity based incentives made available to officers, who successfully perform their responsibilities, above the mid-point level for officers with similar positions in companies of comparable size in the software, data and telecommunications industries. The Compensation Committee believes that compensation opportunities above the mid-point for its comparison group are appropriate based on the Company's above average long term historical growth in revenue and earnings.

      Generally, both cash bonus and equity-based incentive compensation opportunities for officers increased at a greater rate than their base salaries from fiscal 1995 through fiscal 1998. The Compensation Committee determined to put a greater emphasis on incentive compensation commencing with fiscal 1995 to encourage further the achievement of corporate and individual objectives. In order to help implement the Company's compensation policy, Ernst & Young LLP was hired to serve as an independent compensation consultant for fiscal 1995 through fiscal 1998. In this capacity, Ernst & Young LLP analyzed the compensation paid to officers of the Company based on market surveys of executive compensation for software and data/telecommunications companies, particularly companies with sales of less than $200 million per year. These surveys included a separate study of companies within the SIC code for Telephone and Telegraph Apparatus used in the "Performance Graph" contained in this proxy statement.

      STOCK OWNERSHIP GUIDELINES. In April 1995, the Compensation Committee established stock ownership guidelines for key executives of the Company. These guidelines provide that executives should hold shares in varying amounts as a multiple of salary, currently ranging from a minimum of three and one-half times annual salary for the Chairman of the Board and Chief Executive Officer to one-half times annual salary for key executives below the vice president level.

      Although some executives are already at or above the prescribed levels, the Compensation Committee recognizes that newer employees or those recently promoted may require some period of time to achieve these levels. Therefore, the guidelines have provided for a transition period of approximately five years for the suggested levels to be met. The Compensation Committee monitors each executive's progress towards achieving these guidelines when deciding on future stock option awards and other equity incentive opportunities.

      FISCAL 1998 COMPENSATION.

      Base Salary. The Compensation Committee annually reviews and sets base salaries for each of the Company's officers at levels within the range of those persons holding comparable positions at other companies in the Company's comparison group. In establishing base salaries for officers, the Compensation Committee and the Executive Committee reviewed the compensation surveys provided by Ernst & Young LLP. Annual salaries, including increases to salaries, for fiscal 1998 were reviewed and approved on the basis of the individual performance of the executive, as determined through a formal written evaluation by the officer's immediate supervisor in consultation with the Executive Committee, by the executive's tenure and level of responsibility, the Company's expected financial performance, and changes in competitive pay levels. Raises to annual base salaries for officers of the Company, including executive officers, for fiscal 1998, ranged from 5% to 25%.

      The Company entered into an employment agreement with the Chairman of the Board and Chief Executive Officer of the Company, Daniel D. Hammond, during fiscal 1997 which requires the Compensation Committee to conduct an annual review of Mr. Hammond's base salary. Mr. Hammond recommended to the Compensation Committee that he not receive an increase to his base salary for fiscal 1998. The Compensation Committee accepted Mr. Hammond's recommendation. The Compensation Committee analyzed the compensation surveys provided by Ernst & Young LLP pertaining to base salaries for chief executive officers of corporations in the Company's comparison group as part of its review of Mr. Hammond's base salary. The Compensation Committee believes that this salary level, which was above the median base salary for chief executive officers in the Company's comparison group, was appropriate based upon Mr. Hammond's individual performance and the Company's performance during his tenure as Chief Executive Officer. The Company's revenues increased 8% from fiscal 1996 to fiscal 1997. For the eight-month period commencing October 1,

1997, Mr. Hammond voluntarily elected to reduce his monthly base salary by 20% from $28,470 to $22,776, to evidence his commitment to improving the Company's ratio of expenses to revenues. See "Agreements with Executive Officers" for a discussion of the employment agreements with Mr. Hammond and Mr. Barker, the Company's former President.

      Annual Incentives. The Company has a bonus program that provides for the payment of periodic cash bonuses to executive officers and other key employees contingent upon the achievement of certain earnings targets and/or other individual and corporate performance targets. The program is intended to reward the accomplishment of corporate objectives, reflect the Company's priority on maintaining growth and stability of earnings, and to provide a fully competitive compensation package which will attract, reward and retain quality individuals. Targets and objectives vary for the specific officers involved. For example, bonus opportunities for the Chairman of the Board and Chief Executive Officer and the Company's President and Chief Operating Officer were based on formulas designed to compensate such officers for any increases to revenues and earnings per share achieved for fiscal 1998. The bonus opportunity for the Company's Chief Financial Officer was based on a formula that compensated him for earnings per share achieved for fiscal 1998, and certain other performance targets. These officers are responsible for making and implementing strategic decisions concerning how the Company plans to achieve its long-term goals for growth and stability of earnings and revenues. The Compensation Committee believes that the amount of growth in the Company's annual earnings per share and revenues should continue to serve as a basis for a significant component of the total compensation for these officers.

      The other officers were eligible to receive annual incentive bonuses and in some cases quarterly incentive bonuses for fiscal 1998 established in connection with their annual performance reviews, based upon the attainment of one or more associated individual performance goals. A significant amount of the annual bonuses for these other executive officers was generally contingent upon the Company attaining a targeted annual earnings per share objective determined by the Compensation Committee, which was not achieved for fiscal 1998. The performance goals for officers were based on factors such as sales volume, receipt of purchase orders and cost containment. The aggregate of quarterly and annual bonuses paid to officers, including members of the Executive Committee, for fiscal 1998 ranged from approximately 10% to 106% of base salary.

      Pursuant to his employment agreement, the bonus payable to the Chairman of the Board and Chief Executive Officer, Daniel D. Hammond, was modified from his prior agreement primarily to reward Mr. Hammond for increases to the Company's earnings per share and revenues. Under his prior employment agreement, Mr. Hammond had received a bonus for each cent of earnings per share, irrespective of the Company's earnings or revenues for the prior fiscal year. Specifically, Mr. Hammond's annual bonus opportunity was revised so as to be based 50% on earnings per share, primarily increases to earnings per share, and 50% on any increase to revenue, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than they were for fiscal 1996. Based on this revised formula, Mr. Hammond received a bonus of $85,410 for fiscal 1998, which was equal to the bonus he received for fiscal 1997 and 79% less than the bonus he received for fiscal 1996. Mr. Hammond's bonus reflected the Company's flat revenues in fiscal 1998 compared to the preceding year, before an approximately $3 million adjustment to revenues for fiscal 1998 in connection with the AICPA's Statement of Position (SOP) 97-2 concerning software revenue recognition. Mr. Hammond did not receive a bonus based on earnings per share for fiscal 1998. Mr. Barker, the Company's former President, had an employment agreement similar to Mr. Hammond's agreement, with similar provisions governing his bonus.

      The employment agreement with Mr. Hammond also permits payment of an additional discretionary bonus if the Compensation Committee determines that such a bonus is appropriate. No such discretionary bonus was paid to Mr. Hammond for fiscal 1998.

      Long-Term Equity Based Incentives. Long-term equity based incentive awards strengthen the ability of the Company to attract, motivate and retain executives of superior capability and more closely align the interests of management with those of shareholders. The Compensation Committee believes that such equity based compensation provides executives with a continuing stake in the long term success of the Company, and will assist them to achieve the share ownership targeted under the stock ownership guidelines discussed above. Long-term awards granted in fiscal 1998 consisted of incentive stock options granted under the Company's 1990 Incentive Stock Option Plan. Unlike cash, the value of a stock option will not be immediately realized and does not result in a current expense to the Company.

      The stock options are granted at the market price on the date of grant and will only have value if the Company's stock price increases, resulting in a commensurate benefit to the Company's shareholders. Generally, grants vest in equal amounts over a three-year to five-year period. Executives generally must be employed by the Company at the time of vesting in order to exercise the options. Shares of restricted stock (which were granted to certain executive officers during fiscal 1997 and 1996) will only have value to the employee if the employee remains with the Company until the restrictions have lapsed, which was two years in the case of all restricted stock awards for fiscal 1996 and 1997.

      The Compensation Committee determines from time to time the executive officers who shall receive options or shares of restricted stock under the Company's employee stock option plans and restricted stock plan, the timing of such awards, the number of shares of Common Stock to be subject to each award and the other terms of each award. During fiscal 1998, stock option awards were made in light of a compensation review and recommendations prepared by Ernst & Young LLP comparing stock option and restricted stock awards to officers by the Company to awards made by 11 companies in the Telephone and Telegraph Apparatus industry whose description of business and revenues most closely approximated those of the Company. These companies are included in the Company's peer group index set forth in the section entitled "Stock Performance Graph".

      Grants to individual officers during fiscal 1998 by the Compensation Committee were based on their annual performance evaluations, relative salary levels, the number of shares under options previously granted, and their potential contribution to the long-term performance of the Company. The emphasis placed on equity-based incentive opportunities was also considered by the Compensation Committee in determining stock option awards. The Compensation Committee did not issue any shares of restricted stock to officers of the Company during fiscal 1998. Mr. Hammond was awarded up to 46,145 shares of restricted stock during fiscal 1996. The Company will issue Mr. Hammond 20% of the maximum number of shares awarded to him if and when the closing price per share of Common Stock as quoted on the Nasdaq National Market first equals or exceeds each of the following targets for 20 consecutive market days: $18.91; $23.63; $29.54; $36.93; and $46.16. The Company issued 9,229 shares of restricted stock to Mr. Hammond under this award during fiscal 1996, and issued 9,229 additional shares during fiscal 1997, and no shares during fiscal 1998.

         The Compensation Committee granted stock options covering 546,786 shares of Common Stock to officers of the Company during fiscal 1998, and 304,286 of such shares were covered by stock options exchanged for underwater options. An option covering 30,000 shares of Common Stock was granted to Mr. Hammond during fiscal 1998. For a discussion of the exchange of underwater options see the "Ten-Year Option Repricing Table" and the "Report of the Compensation Committee of the Board of Directors on Repricing of Options".

      The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in an increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 1998 adequately reflect the Company's compensation goals and policies.

June 23, 1998

                                             COMPENSATION COMMITTEE OF
                                             THE BOARD OF DIRECTORS

                                             George C. Platt
                                             Joseph J. Pietropaolo
                                             David W. Brandenburg
                                             Grant A. Dove

OPTION REPRICING INFORMATION

      The following table shows certain information concerning the repricing of options received by certain executive officers during the last ten years. As discussed below, the Company's four most highly compensated executive officers at the time of the April 1997 repricing did not have their options repriced.

                         TEN-YEAR OPTION REPRICING TABLE

-------------------------------------------------------------------------------------------------------------------
                                          NUMBER OF                                                     LENGTH OF
                                         SECURITIES     MARKET PRICE                                  ORIGINAL TERM
                                         UNDERLYING     OF STOCK AT    EXERCISE PRICE                  REMAINING AT
                                           OPTIONS        TIME OF        AT TIME OF    NEW EXERCISE      DATE OF
           NAME              DATE(4)    REPRICED (#)   REPRICING ($)   REPRICING ($)     PRICE ($)    REPRICING (1)
-------------------------------------------------------------------------------------------------------------------
Daniel D. Hammond             4/9/97                   (not repriced)

Michael W. Barker(2)          4/9/97                   (not repriced)

Rob-Roy J. Graham             4/9/97                   (not repriced)

M. Gregory Smith              4/9/97                   (not repriced)

James A. Barton               4/9/97            8,250          $10.00          $27.25         $10.00          9.0(3)
                              4/9/97           16,000           10.00           18.88          10.00          4.8

Dwain H. Hammond              4/9/97            7,000           10.00          18.750          10.00          2.4
                              4/9/97           10,000           10.00          13.125          10.00          3.4
                              4/9/97           10,750           10.00          21.380          10.00          4.3
                              4/9/97            9,650           10.00          27.250          10.00          9.0(3)

Gordon H. Givens              4/9/97            5,000           10.00           18.75          10.00          2.4
                              4/9/97            7,200           10.00           21.38          10.00          3.3
                              4/9/97            5,750           10.00           27.25          10.00          9.0(3)
                              4/9/97           30,000           10.00           20.75          10.00          9.2(3)

Michael H. Tessarovicz(2)    12/13/90         100,000            2.06            4.53           2.06          8.5

Terrance A. Shough(2)        12/13/90          20,000            2.06            4.53           2.06          8.5

Gordon H. Givens             12/13/90          13,336            2.06            2.59           2.06          9.8

Donald B. Crosbie(2)         12/13/90          80,000            2.06            2.59           2.06          9.8

Allen D. Fleener(2)          12/13/90         300,000            2.06            4.53           2.06          8.5

Daniel D. Hammond            12/13/90         300,000            2.06            4.53           2.06          8.5

David W. Brandenburg(2)      12/13/90         500,000            2.06            2.59           2.06          9.8

--------------------------------------------------------------------------------------------------------------------

-----------
(1) Except as provided in footnote (3) to this table, all original options had six-year terms and had a three-year vesting schedule. All options repriced on April 9, 1997 have new ten-year terms beginning on the repricing date and vest in three equal amounts on the first three annual anniversaries of the date of grant. All options repriced on December 13, 1990 had new six-year terms beginning on the repricing date and vested in three equal amounts on the first three annual anniversaries of the date of grant.

(2)    No longer an employee of the Company.

(3)    Original options had ten-year terms and a five-year vesting schedule.

(4) Information concerning repricing of options received by executive officers of the Company on December 13, 1990 was previously disclosed in the Company's Notice of Annual Meeting of Shareholders and Proxy Statement dated June 17, 1991.

              REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                       DIRECTORS ON REPRICING OF OPTIONS

      At the end of fiscal 1997, many employees of the Company held stock options with exercise prices well above the then current market price for the Company's Common Stock ("underwater options"). On April 9, 1997 the Compensation Committee granted each of the Company's employees (excluding the Company's four most highly compensated executive officers), who had been granted options to purchase shares of Common Stock, the right to exchange underwater options for new stock options with an exercise price of $10.00 per share, the closing price of the Company's Common Stock on the Nasdaq National Market on the date of grant. The Committee did not exchange underwater options for any members of the Board of Directors or for the Company's four most highly compensated executive officers. Accordingly, no stock options were issued in exchange for underwater options to the Company's Chairman of the Board and Chief Executive Officer, Mr. Hammond; the President, Mr. Barker, who resigned from the Company as of the end of fiscal 1998; the Chief Financial Officer, Mr. Graham; or the Senior Vice President of Sales, Mr. Smith. The new stock options granted in connection with the re-pricing have new 10-year terms beyond the date they were granted and vest in three equal amounts on the first through third annual anniversaries of the date they were granted.

      Stock options are intended to provide long-term incentives to officers and other employees of the Company, to improve the Company's financial performance and to assist in the recruitment, motivation and retention of key employees. The Committee was concerned that a state of decline in the market price of the Company's Common Stock had resulted in a substantial number of the Company's outstanding stock options having exercise prices considerably above the market price of the Common Stock. The Compensation Committee decided to grant stock options in exchange for underwater options because it determined that the Company's stock option program would not operate to motivate and retain employees holding options exercisable above the market price, particularly in light of the intense competition in the Company's industry for talented employees. The Compensation Committee's action was based in part on the advice of the four senior executives who retained their underwater options, together with advice from the Company's compensation consultants. The senior executives and the compensation consultants advised the Committee that granting stock options in exchange for underwater options would further motivate key executives to increase shareholder value, and to stay with the Company in a highly competitive job market. In total, options to purchase an aggregate of 304,286 shares of Common Stock at exercise prices ranging from $11.875 to $27.25 were re-priced (i.e., exchanged for options covering the same number of shares at an exercise price of $10 per share).

June 23, 1998

                                           COMPENSATION COMMITTEE OF
                                           THE BOARD OF DIRECTORS

                                           George C. Platt
                                           Joseph J. Pietropaolo
                                           David W. Brandenburg
                                           Grant A. Dove

'


SUMMARY COMPENSATION TABLE

      The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer and the other four most highly compensated executive officers of the Company in fiscal 1998 (the "Named Officers") for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended February 28, 1998, February 28, 1997 and February 29, 1996.


                                                                             LONG TERM
                                                                            COMPENSATION
                                             ANNUAL COMPENSATION               AWARDS          ALL OTHER COMPENSATION
                                             --------------------------------------------------------------------------
                                                                                                 ALL OTHER
                                                                       RESTRICTED   SECURITIES      CASH      COMPANY
                                                                          STOCK     UNDERLYING    COMPEN-     COMMON
   NAME AND PRINCIPAL POSITION      YEAR    SALARY (1)      BONUS      AWARDS (3)    OPTIONS     SATION (4)   STOCK(5)
-----------------------------------------------------------------------------------------------------------------------

Daniel D. Hammond                   1998    $313,170(2)      $ 85,410        -----      30,000      $5,948          171
Chairman of the Board and           1997      341,640          85,410     $271,679     180,000       4,133         ----
Chief Executive Officer             1996      284,700         414,000      197,270      42,300       7,297         ----

Rob-Roy J. Graham                   1998      185,000          72,650         ----      25,000       4,492          159
Chief Financial Officer             1997      163,542          42,500     $135,825      16,500       4,906         ----
Secretary                           1996      119,063          53,000       98,624      17,150       5,851         ----
Chief Accounting Officer
Controller

M. Gregory Smith(6)                 1998      150,001          83,117         ----      12,500       4,875           51
Senior Vice President, Sales        1997       56,250          29,802         ----      30,000       1,125         ----
                                    1996         ----            ----         ----        ----        ----         ----

Dwain H. Hammond                    1998      180,001          22,176         ----      52,400       2,575          159
Senior Vice President of            1997      150,000          18,900     $135,825       9,650       2,571         ----
Engineering                         1996      124,146          23,960       98,624      10,750       2,636         ----

Gordon H. Givens                    1998      129,612          63,700         ----      57,950       2,699
Managing Director of European       1997      125,836          62,304                   35,750       3,002         ----
Strategic Business Unit             1996      116,515          36,992                    7,200       2,622         ----

Michael W. Barker                   1998      250,000          50,000         ----      20,000     524,031(7)       153
Former President (7)                1997      250,000          50,000     $226,374     100,000       4,900         ----
                                    1996      220,000         212,000      164,374      52,700       7,475         ----
-----------------------------------------------------------------------------------------------------------------------

-----------
(1) Includes amounts deferred at the Named Officer's election pursuant to the Company's 401(k) Employee Savings Plan.

(2) Mr. Hammond voluntarily elected to reduce his monthly base salary 20% from $28,470 to $22,776, to evidence his commitment to improving the Company' ratio of expenses to revenues, for the eight-month period commencing October 1, 1997.

(3) Four of the Named Officers were issued shares of restricted Common Stock (the "Restricted Shares") on July 26, 1995 and April 2, 1996. No Restricted Shares were issued during fiscal 1998. Awards of 9,229 Restricted Shares to Daniel Hammond, 7,690 Restricted Shares to Michael Barker, and 4,614 Restricted Shares to each of Rob-Roy Graham and Dwain Hammond were made under the InterVoice, Inc. Restricted Stock Plan during each of fiscal 1996 and fiscal 1997. Any Restricted Shares awarded to a Named Officer will be forfeited if the Named Officer's employment with the Company voluntarily or involuntarily terminates for any reason (including death, disability or retirement) within two years after the date upon which the Restricted Shares were issued to such Named Officer. The value of Restricted Shares is based on the closing price of the Company's Common Stock on the Nasdaq National Market on July 26, 1995, for shares issued during fiscal 1996, and April 2, 1996 for shares issued during fiscal 1997. At February 28, 1998, the aggregated Restricted Share holdings in shares (and dollars) were 18,458 ($166,122) for Daniel Hammond, 15,380 ($138,420) for Michael Barker,
     and 9,228 ($83,052) for each of Messrs. Graham and Dwain Hammond, based on the closing price of the Company's Common Stock on February 28, 1998. The Restricted Shares disclosed in this table will earn dividends when, as, and if dividends are declared on the Common Stock by the Board of Directors, subject to vesting of the shares of Common Stock.

(4) Represents Company contributions on behalf of the Named Officers under the Company's 401(k) Employee Savings Plan and amounts includable in compensation for Company-paid group term life insurance and spousal travel.

(5) Represents Company contributions of Common Stock to the Company's 401(k) Employee Savings Plan.

(6)  Mr. Smith joined the Company in August 1996.

(7) Mr. Barker resigned from his employment with the Company as of February 28, 1998. In connection with Mr. Barker's resignation, the Company paid him certain amounts in accordance with an employment agreement between him and the Company. Such payments made in connection with his resignation, in the aggregate amount of $500,000, are included in "All Other Cash Compensation" discussed in the "Summary Compensation Table", and are discussed in the Section entitled "Agreements with Executive Officers". Mr. Barker also received $19,231 in connection with his resignation for accrued vacation.

OPTION GRANTS

      The following table sets forth certain information with respect to grants of stock options pursuant to the Company's 1990 Incentive Plan during fiscal 1998 to the Named Officers.


                                                                                               POTENTIAL
                                                                                          REALIZABLE VALUE AT
                                                                                        ASSUMED ANNUAL RATES OF
                                                                                        STOCK PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                                 FOR OPTION TERM(2)
                              -----------------------------------------------------  -------------------------------

                                                 % OF TOTAL
                                   NUMBER OF      OPTIONS
                                  SECURITIES     GRANTED TO
                                  UNDERLYING     EMPLOYEES      EXERCISE
                                    OPTIONS      IN FISCAL       PRICE     EXPIRATION
  NAME                            GRANTED (1)      1998          (/SH)       DATE            5%               10%
------------------------------- --------------  ------------- ------------ ------------ -------------- ----------------

  Daniel D. Hammond               30,000             5.5%       $10.00      4/08/07       $139,802         $400,310


  M. Gregory Smith                12,500(3)          2.3%        10.00      4/08/07         58,251          166,796


  Rob-Roy J. Graham               25,000(3)          4.6%        10.00      4/08/07        116,501          333,592


  Dwain H. Hammond                52,400(4)          9.6%        10.00      4/08/07        244,187          699,209


  Gordon H. Givens                57,950(4)         10.6%        10.00      4/08/07        270,050          773,266


  Michael W. Barker               20,000             3.7%        10.00      4/08/07         93,201          266,874

----------------------------- -------------- ------------- ------------ ------------ -------------- ----------------

(1) All options were granted at fair market value (the closing price of the Common Stock on the Nasdaq National Market) on the date of grant and expire ten years from the date of grant. Unless otherwise noted, the options become exercisable in three equal amounts on the first three annual anniversaries of the date of grant.

(2) The assumed 5% and 10% rates of stock price appreciation are specified by the proxy rules and do not reflect expected appreciation. The amounts shown represent the assumed value of the stock options (less exercise price) at the end of the ten-year period beginning on the date of grant and ending on the option expiration date. For a ten-year period beginning February 28, 1998, based on the closing price on the Nasdaq National Market of the Common Stock of $9.00 on such date a share of the Common Stock would have a value on February 28, 2008 of approximately $14.66 at an assumed appreciation rate of 5% and approximately $23.34 at an assumed appreciation rate of 10%.

(3) The option becomes exercisable in four equal amounts on the first four annual anniversaries of the date of grant.

(4) This "Option Grants" table includes options covering 36,650 shares and 47,950 shares of Common Stock granted to Dwain Hammond and Gordon Givens, respectively, in replacement of canceled underwater options. The remaining 15,000 shares and 10,000 shares of Common Stock granted to Dwain Hammond and Gordon Givens, respectively, become exercisable in four equal amounts on the first four annual anniversaries of the date of grant. See Section entitled "Option Repricing Information" for a discussion of the replacement of underwater options for certain executive officers.

OPTION EXERCISES AND HOLDINGS

      The following table provides information concerning option exercises in fiscal 1998 and the value of unexercised options held by each of the Named Officers at the end of fiscal 1998.

                                                                       ---------------------- ----------------------
                                                                                                      VALUE OF
                                                                              NUMBER OF              UNEXERCISED
                                                                            UNEXERCISED             IN-THE-MONEY
                                                                             OPTIONS AT              OPTIONS AT
                                                                           FISCAL YEAR END        FISCAL YEAR END(1)
--------------------------- -------------------- --------------------- ---------------------- ----------------------

                              SHARES ACQUIRED                                EXERCISABLE/             EXERCISABLE/
NAME                           ON EXERCISE         VALUE REALIZED           UNEXERCISABLE            UNEXERCISABLE
--------------------------- -------------------- --------------------- ---------------------- ----------------------

Daniel D. Hammond                             0                     0      268,200 / 164,100                  0 / 0


Rob-Roy J. Graham                             0                     0        53,667 / 41,717            $38,335 / 0


M. Gregory Smith                              0                     0         6,000 / 36,500                  0 / 0


Dwain H. Hammond                              0                     0         8,000 / 52,400            $11,000 / 0


Gordon H. Givens                              0                     0         5,734 / 57,950             $7,884 / 0


Michael W. Barker                        12,500               $23,438       190,166 / 99,234                  0 / 0

--------------------------- -------------------- --------------------- ---------------------- ----------------------

(1) Values stated are based upon the closing price ($9.00) of the Company's Common Stock as reported on the Nasdaq National Market on February 27, 1998 and the exercise prices of the options.

                       AGREEMENTS WITH EXECUTIVE OFFICERS

      Employment Agreement of Daniel D. Hammond. On June 21, 1996 the Company renewed and extended the employment agreement with Mr. Hammond for the three-year period commencing March 1, 1996. Under the renewed agreement, Mr. Hammond's salary was increased for the first time in two years to $341,640. Mr. Hammond has not received any increases to his base salary since the effective date of this agreement. In addition, Mr. Hammond voluntarily elected to reduce his monthly base salary 20% from $28,470 to $22,776, to evidence his commitment to improving the Company's ratio of expenses to revenues, for the eight-month period commencing October 1, 1997. Mr. Hammond reinstated his full salary as of June 1, 1998, based on improvements to the Company expenses to revenues ratio, particularly for the first quarter of fiscal 1999. Mr. Hammond's annual bonus opportunity was revised under his renewed employment agreement so as to be based 50% on earnings per share, particularly increases to earnings per share, and 50% on any increase in revenues, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than they were for fiscal 1996. If revenues or earnings per share, as the case may be, for the immediately preceding fiscal year are less than they were for fiscal 1996, then such change will be compared to fiscal 1996. With respect to earnings per share, Mr. Hammond's bonus opportunity ranges from 10% of his base salary if earnings per share do not decrease more than 10% from the base fiscal year to 125% of his base salary if earnings per share increase by 40% or more. With respect to revenues, Mr. Hammond's bonus opportunity ranges from 25% of his base salary if revenues are flat or increase by less than 10%, to 125% of his base salary if revenues increase by 40% or more.

      Mr. Hammond's prior employment agreement awarded him a bonus for each cent of earnings per share, irrespective of the amount of earnings per share for the preceding fiscal year. Mr. Hammond received a bonus of $85,410 for fiscal 1998, which was equal to the bonus he received for fiscal 1997. See the "Summary Compensation Table" for a discussion of the bonuses and salary paid to Mr. Hammond for the three-year period ended February 28, 1998. Finally, in connection with the renewal and extension of Mr. Hammond's employment agreement, he was awarded a stock option during fiscal 1996 covering 180,000 shares of Common Stock under the Company's 1990 Incentive Stock Option Plan.

      Except as discussed below, Mr. Hammond's agreement requires that he not compete with the Company while he renders services under the agreement and for a period of 18 months thereafter. The renewed agreement also provides that the Company may pay Mr. Hammond an additional discretionary bonus in an amount to be approved by the Board of Directors of the Company. No such discretionary bonus was paid for fiscal 1998. The agreement further provides that the Company may only terminate Mr. Hammond for cause or because he has become disabled (as such terms are defined in the agreement). If Mr. Hammond is terminated for cause, the Company will have no liability for further payments to him. If Mr. Hammond becomes completely disabled, the Company is obligated to pay him an amount equal to his base salary in effect at the time of disability through the expiration date of the agreement. If, however, following a change of control of the Company (defined as a triggering event in the agreement), Mr. Hammond's employment is terminated without cause, if Mr. Hammond terminates his employment for good reason (as defined in the agreement), or if he terminates his employment without good reason by giving 12 months' prior notice, the Company must pay him a lump sum amount (the "Change in Control Amount") equal to 2.99 multiplied by an amount of salary and bonus which he would have received for the year in which he was terminated (as determined in accordance with the agreement). The agreement also provides that, if the Change in Control Amount is subject to certain federal excise taxes, the Company will "gross-up" the Change in Control Amount such that Mr. Hammond would receive a net amount after such taxes, equal to the Change in Control Amount that he would have received had such taxes not been imposed. In addition, following a change in control of the Company, Mr. Hammond may terminate his employment for any reason by giving 12 months' prior written notice. Mr. Hammond will be released from his covenant not to compete if he is terminated by the Company without cause and without being disabled, or if he elects to terminate his employment after a default by the Company prior to a triggering event or after a triggering event for good reason. If Mr. Hammond's employment is terminated without cause, the Company shall be obligated to pay him an amount equal to the remaining compensation he would have received under the agreement (as determined in accordance with the agreement), and the option to purchase 180,000 shares of Common Stock that Mr. Hammond was granted in connection with his agreement will become completely exercisable, to the extent that the option is not already exercisable as of such date.

      Agreements with Michael W. Barker. Michael W. Barker was the Company's President and Chief Operating Officer until he resigned from that position effective December 17, 1997. Mr. Barker remained an employee of the Company through February 28, 1998. On June 21, 1996 the Company had renewed and extended Mr. Barker's employment agreement for the three-year period commencing March 1, 1996. Under the new agreement, Mr. Barker's salary was increased from $220,000 to $250,000. Additionally, Mr. Barker's annual bonus opportunity was revised so as to be based 50% on any increase to earnings per share and 50% on any increase to revenues, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than they were for fiscal 1996. If revenues or earnings per share, as the case may be, for the immediately preceding fiscal year were less than they were for fiscal 1996, then such change would be compared to fiscal 1996. With respect to earnings per share, Mr. Barker's bonus opportunity ranged from 10% of his base salary if earnings per share did not decrease more than 10% from the base fiscal year to 100% of his base salary if earnings per share increased by 40% or more. With respect to revenues, Mr. Barker's bonus opportunity ranged from 20% of his base salary if revenues were flat or increased by less than 10%, to 100% of his base salary if revenues were increased by 40% or more. Other than the matters discussed in this paragraph, Mr. Barker's employment agreement (including the terms governing any termination of his employment with the Company) was substantially the same as Mr. Hammond's renewed and extended employment agreement, which is discussed above. Mr. Barker's prior employment agreement awarded him a bonus for each cent of earnings per share irrespective of the amount of earnings per share for the preceding fiscal year. Mr. Barker received a bonus of $50,000 for fiscal 1998, which is equal to the bonus he received for fiscal 1997. See the "Summary Compensation Table" for a discussion of the bonuses and salary paid to Mr. Barker for the three-year period ended February 28, 1998. Furthermore, in connection with the renewal and extension of Mr. Barker's employment agreement, he was awarded during fiscal 1997 an option covering 100,000 shares of Common Stock under the 1990 Incentive Stock Option Plan.

      Pursuant to a letter dated December 17, 1997, Mr. Barker resigned from the Company effective February 28, 1998. In accordance with Mr. Barker's employment agreement, the Company paid him an amount equal to the remaining compensation he would have received over the remaining 12-month term of the Employment Agreement, $500,000. The Company also gave Mr. Barker the personal computer he used and agreed to reimburse his payment of premiums for group health insurance coverage and life insurance for the 12-month period commencing on the date of his resignation. The Company's estimated reimbursement obligation associated with such group health insurance and life insurance premiums is $11,070.

      On February 24, 1998 the Company and Mr. Barker entered into a Consulting Services Agreement and General Release. Under this agreement, Mr. Barker provided the Company with three months of consulting services following the effective date of his resignation, and released the Company from any and all claims and demands he might have had. In consideration for such consulting services and general release, the Company paid Mr. Barker $77,000 in three equal monthly installments through May 31, 1998.

                            STOCK PERFORMANCE GRAPH

     The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the Company's shareholders during the five-year period ended February 28, 1998, as well as an overall broad stock market index, the Nasdaq Market Index, and a peer group index for the Company, the index for SIC Code 3661 Telephone and Telegraph Apparatus. The stock performance graph assumes $100 was invested on March 1, 1993 in the Company's Common Stock and each such index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                                   [GRAPH]

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)         INTERVOICE, INC.    INDUSTRY INDEX      BROAD MARKET
1993                                           100.00             100.00             100.00
1994                                           145.16             119.63             127.41
1995                                           195.16             136.01             121.65
1996                                           308.06             196.42             167.97
1997                                           141.94             243.33             201.61
1998                                           116.13             318.29             274.20

                     ASSUMES $100 INVESTED ON MARCH 1, 1993
                          ASSUMES DIVIDENDS REINVESTED
                      FISCAL YEAR ENDED FEBRUARY 28, 1998

                              CERTAIN TRANSACTIONS

       For information concerning agreements between the Company and Daniel D. Hammond, and the Company and Michael W. Barker, see "Agreements With Executive Officers".

                                    AUDITORS

      The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending February 28, 1999. Ratification or other action by the Company's shareholders concerning the appointment of the independent auditors of the Company for fiscal 1999 is not required.

      During the fiscal year ended February 28, 1998, Ernst & Young LLP provided audit services to the Company consisting of examination of the financial statements of the Company and services related to filings with the Securities and Exchange Commission. Ernst & Young LLP also provided consulting services relating to tax compliance, compensation and information system security. All services provided were approved, and the possible effect on the independence of such firm was considered, by the Board of Directors prior to the time the services were provided. Ernst & Young LLP has advised the Company that no material relationship exists between Ernst & Young LLP or any of its partners and the Company and that it is independent from the Company in all respects.

      Representatives of Ernst & Young LLP are expected to attend the 1998 annual meeting. These representatives will have the opportunity to make a statement at the meeting if they desire to do so and will also be available to respond to appropriate questions.

                     SHAREHOLDER PROPOSALS AND OTHER MATTERS

      Shareholder proposals intended to be included in the Company's proxy statement relating to the 1999 annual meeting of shareholders must be received by the Company at its office in Dallas, Texas, addressed to the Secretary of the Company, no later than February 27, 1999.

      The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone and/or telegraph by officers and regular employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, the Company has employed the firm of Corporate Investor Communications, Inc., a proxy solicitation firm in Carlstadt, New Jersey, to solicit proxies from brokers, banks, nominees, institutional holders and individual holders for use at the meeting at a fee of approximately $5,000 plus out-of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms and custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.


                                                  INTERVOICE, INC.


                                                  DANIEL D. HAMMOND
                                                  CHAIRMAN OF THE BOARD
                                                  AND CHIEF EXECUTIVE OFFICER

Dallas, Texas
June 24, 1998

                                                                         ANNEX A

                                INTERVOICE, INC.

                         EMPLOYEE STOCK PURCHASE PLAN*
                 As amended and restated effective May 22, 1998

     Section 1. Purpose. It is the purpose of the Plan to promote the interests of the Company and its shareholders by providing a method by which eligible employees may use voluntary payroll deductions to purchase shares of Common Stock at a discount, thereby affording them the opportunity to invest in the Company at a preferential price, and to acquire a proprietary interest in the Company and an increased personal interest in its continued success and progress. The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code and shall be construed accordingly.

     Section 2. Definitions. As used herein the following terms have the following meanings:

          (a) "Affiliate" means any corporation that is a subsidiary corporation of the Company within the meaning of Section 424(f) of the Code and that has been designated by the Committee as an Affiliate for purposes of the Plan.

          (b) "Board of Directors" means the Board of Directors of the Company.

          (c) "Code" means the United States Internal Revenue Code of 1986, as from time to time amended.

          (d) "Committee" means the Committee described in Section 4 hereof.

          (e) "Common Stock" means the Common Stock, no par value, of the Company.

          (f) "Company" means InterVoice, Inc.

          (g) "Compensation" for an option period means the total compensation of an employee for services rendered to the Company or any Affiliate. The Compensation of an employee who does not receive salary or wages computed in United States dollars shall be determined by converting such salary or wages into United States dollars in accordance with the Compensation Exchange Rate.

          (h) "Compensation Exchange Rate" means the New York foreign currency exchange rate as reported in The Wall Street Journal for the first business day immediately preceding the first business day of the applicable option period.

          (i) "Eligible Employee" means any employee of the Company or an Affiliate who is eligible to participate in the Plan pursuant to Section 5 hereof.

          (j) "Fair Market Value" means the closing sale price on the date in question (or, if there was no reported sale on such date, on the last preceding day on which any reported sale occurred) of the Common Stock on the NASDAQ National Market System or such other national stock exchange or stock market on which the Common Stock may from time to time be traded.

          (k) "Option" means any option to purchase shares of Common Stock granted by the Committee pursuant to the provisions of the Plan.

          (l) "Participant" means an Eligible Employee who elects to participate in the Plan pursuant to Section 6 hereof.

          (m) "Plan" means this InterVoice, Inc. Employee Stock Purchase Plan.

* LANGUAGE ADDED BY AMENDMENT ADOPTED BY THE BOARD OF DIRECTORS ON MAY 22, 1998 IS UNDERSCORED. DELETED LANGUAGE IS STRUCK THROUGH. [NOTE: 200,000 shares changed to 500,000 shares in Section 3.]

     Section 3. Number of Shares. The aggregate number of shares of Common Stock issued pursuant to Options granted under the Plan shall not exceed a total of 200,000 500,000 shares. The maximum number of shares of Common Stock available for sale under the Plan is subject to adjustment as provided in Section 14. The Common Stock to be delivered upon exercise of Options may consist of authorized but unissued shares of Common Stock or shares of Common Stock previously issued and reacquired by the Company.

     Section 4. Administration of the Plan. The Plan shall be administered by the Committee, which shall consist of three or more directors or executive officers of the Company. Each member of the Committee shall be appointed by and shall serve at the pleasure of the Board of Directors. The Board of Directors shall have the sole continuing authority to appoint members of the Committee both in substitution for members previously appointed and to fill vacancies however caused. The following provisions shall apply to the administration of the Plan by the Committee:

(a) The Committee shall designate one of its members as Chairman and shall hold meetings at such times and places as it may determine. Each member of the Committee shall be notified in writing of the time and place of any meeting of the Committee at least two days prior to such meeting, provided that such notice may be waived by a Committee member. A majority of the members of the Committee shall constitute a quorum and any action taken by a majority of the members of the Committee present at any duly called meeting at which a quorum is present (or action unanimously approved in writing) shall constitute action by the Committee.

(b) The Committee may appoint a Secretary (who need not be a member of the Committee) who shall keep minutes of its meetings. The Committee may make such rules and regulations for the conduct of its business as it may determine.

(c) The Committee shall have full authority, subject to the express provisions of the Plan to interpret the Plan, to provide, modify and rescind rules and regulations relating to it and to make all other determinations and perform such actions as the Committee deems necessary or advisable to administer the Plan.

(d) No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option granted hereunder.

     Section 5. Eligible Employees. Each employee of the Company or an Affiliate who is employed by the Company or an Affiliate on the date his participation in the Plan is to become effective shall be eligible to participate in the Plan; provided, however, that:

(a) An employee shall not be granted an Option if such employee would, immediately after grant of the Option, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary corporation of the Company (within the meaning of Section 424(e) and (f) of the Code). For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under any outstanding options shall be treated as stock owned by the employee; and

(b) No employee shall be granted an Option under the Plan which would permit such employee's rights to purchase shares of stock under all employee stock purchase plans of the Company and its parent and subsidiary corporations (within the meaning of Section 424(e) and (f) of the Code) to accrue (within the meaning of Section 423(b)(8) of the Code) at a rate which exceeds U.S. $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year during which any such option granted to such employee is outstanding at any time.

     For purposes of this Section 5, the term "employee" shall not include an employee whose customary employment is 20 hours or less per week or is for not more than five months in any calendar year.

     Section 6. Method of Participation. Each person who will be an Eligible Employee on any December 1 or June 1 may elect to participate in the Plan by executing and delivering, on or before the immediately preceding November 30 or May 31, respectively, a payroll deduction authorization as provided in this Section; provided however that an Eligible Employee who elects not to participate on a given December 1 or June 1 shall not be eligible to participate in the Plan until the following December 1 or June 1, respectively. Such

Eligible Employee shall thereby become a Participant on such December 1 or June 1 and shall remain a Participant until such Eligible Employee's participation is terminated as provided in Section 10 or 11 hereof.

     The payroll deduction authorization executed by a Participant shall request withholding, by means of substantially equal payroll deductions over the period during which he or she is a Participant, of an amount which shall be no more than 10% nor less than 1% of such Participant's Compensation for a given option period. A Participant may change the withholding rate of his or her payroll deduction authorization within such limits by delivering a new payroll deduction authorization form to the Company on or before the November 30 or May 31, as the case may be, immediately preceding the option period with respect to which the change is to be effective. A Participant may not change the withholding rate of his or her payroll deduction authorization with respect to an option period at any time after the deadline set forth in the immediately preceding sentence. All amounts withheld in accordance with a Participant's payroll deduction authorization shall be credited to a withholding account for such Participant. No interest shall be payable on withholding accounts.

     Section 7. Grant of Options. The Plan will be implemented in twelve-month option periods beginning on the first day of December and the first day of June and ending on the following November 30 and May 31, respectively, until the Plan is terminated. Each Participant shall be granted an Option on the first day of each option period to purchase the number of whole shares of Common Stock determined by dividing (x) the aggregate payroll deduction authorized by such Participant for the option period by (y) 85% of the Fair Market Value per share of Common Stock on the first day of the option period. Each Option shall be exercisable as provided in Section 9 on the last business day of an option period. In no event shall the number of shares with respect to which an Option is granted to a Participant for a calendar year exceed that number of shares which has an aggregate Fair Market Value (determined on the date of grant) of U.S. $25,000, and the number of shares actually purchased by a Participant in a calendar year may not exceed this number. The Company shall reduce, on a substantially proportionate basis, the number of shares of Common Stock receivable by each Participant upon exercise of an Option in the event that the total number of shares then available under the Plan is less than the total number of shares with respect to which all Participants exercise Options in such option period.

     Section 8. Option Price. The purchase price per share of Common Stock under each Option shall equal the lesser of (a) 85% of the Fair Market Value per share of Common Stock on the date of grant of the Option or (b) 85% of the Fair Market Value per share of Common Stock on the date on which the Option is exercised. If the Common Stock of the Company is not admitted to trading on any of the aforesaid dates for which closing prices of the stock are to be determined, then reference shall be made to the Fair Market Value of the stock on that date, as determined on such basis as shall be established or specified for the purpose by the Committee.

     Section 9. Exercise of Options. An employee who is a Participant in the Plan on the last business day of an option period shall be deemed automatically to have exercised the current installment of the Option granted to him or her for that option period. Upon such exercise, the Company shall apply the entire balance of the Participant's withholding account to the purchase of the maximum number of whole shares of Common Stock as determined under Section 7. For purposes of this Section 9, the balance in the withholding account of a Participant whose salary or wages are not computed in United States dollars shall be converted into United States dollars in accordance with the New York foreign currency exchange rate as reported in The Wall Street Journal for the last business day of the option period. Certificates representing shares of Common Stock purchased for a Participant under the Plan shall be issued and delivered to the Participant as soon as practicable after such shares are purchased; provided, however, that the obligation of the Company to deliver shares of Common Stock shall be postponed for such period of time as may be necessary to register or qualify the purchased shares under the Securities Act of 1933 and any applicable foreign or state securities law.

     A Participant shall possess none of the rights or privileges of a shareholder of the Company with respect to Common Stock purchased under the Plan unless and until certificates representing such shares have been issued. No fractional shares shall be issued upon exercise of any installment of an Option. Any balance remaining in a Participant's withholding account following exercise of an installment shall be returned to the

Participant. The cash proceeds received by the Company upon exercise of an Option shall constitute general funds of the Company. Any unexercised portion of an Option shall expire and become null and void as of the end of the option period in which such Option was granted.

     Section 10. Cancellation of Option and Withdrawal From the Plan. A Participant who holds an Option under the Plan may at any time prior to exercise thereof pursuant to Section 9 cancel the remaining unexercised portion of such Option by written notice delivered to the Treasurer of the Company. Upon such cancellation, the balance in the Participant's withholding account shall be returned to such Participant and he or she shall cease to be a Participant. Partial cancellations shall not be permitted.

     A Participant may terminate his payroll deduction authorization as of any date by written notice delivered to the Treasurer of the Company and shall thereby cease to be a Participant as of such date. Partial termination of a payroll deduction authorization shall not be permitted, except to the extent expressly permitted by Section 6 of this Plan. Any Participant who voluntarily terminates his or her payroll deduction authorization prior to the last business day of an option period shall be deemed to have cancelled his or her Option for such option period.

     A Participant who withdraws from the Plan pursuant to this Section 10 may re-enroll as of any subsequent December 1 or June 1 on which (he or she is an Eligible Employee in accordance with the procedure set forth in Section 6 of this Plan; provided, however, that a Participant shall not be permitted to reenroll in the Plan until a December 1 or June 1 that is at least one month after the date of his or her withdrawal.

     Section 11. Termination of Employment. Upon the termination of a Participant's employment with the Company or an Affiliate for any reason, such person shall cease to be a Participant, the Option held by such Participant under the Plan shall be deemed cancelled, the balance of such Participant's withholding account shall be returned to such Participant (or, in the event of the Participant's death, to the executor or administrator of his or her estate) and he or she shall have no further rights under the Plan.

     All Participants shall have the same rights and privileges under the Plan. Notwithstanding the foregoing, nothing in the Plan shall confer upon any Participant any right to continue in the employ of the Company or an Affiliate or in any way interfere with the right of the Company or an Affiliate to terminate the employment of the Participant at any time, with or without cause. Transfers of employment among the Company and its Affiliates and approved leaves of absence not exceeding 90 days shall not be considered terminations of employment for purposes of this Plan.

     Section 12. Transferability. An Option granted under the Plan shall not be transferable by the Participant and shall be exercisable only by the Participant.

     Section 13. Adjustments Upon Changes in Common Stock. In the event the Company shall effect a split of the Common Stock or declare a dividend payable in Common Stock, or in the event the outstanding Common Stock shall be combined into a smaller number of shares, the maximum number of shares as to which Options may be granted under the Plan shall be increased or decreased proportionately, and the Fair Market Value per share of Common Stock as of the date of grant of all outstanding Options shall be adjusted, for purposes of making the determination required by Section 8 of this Plan, in a manner deemed appropriate by the Board of Directors.

     In the event of a reclassification of Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization of the Company, including a merger, consolidation or sale of assets, the Board of Directors shall make such adjustments, if any, as it may deem appropriate in the number, purchase price and kind of shares that are covered by Options theretofore granted under the Plan or that are otherwise subject to the Plan. The provisions of this Section shall only be applicable if, and only to the extent that, the application thereof does not conflict with any valid governmental statute, regulation or rule.

     Section 14. Amendment and Termination of the Plan. Subject to the right of the Board of Directors to terminate the Plan prior thereto, the Plan shall terminate when all or substantially all of the Common Stock reserved for purposes of the Plan has been purchased. No Options may be granted after termination of the

Plan. The Board of Directors may alter or amend the Plan but may not without the approval of the shareholders of the Company and of any regulatory authorities having jurisdiction make any alteration or amendment thereof which operates (a) to increase the total number of shares of Common Stock which may be issued under the Plan (other than as provided in Section 13), (b) to modify the criteria for determining the employees (or class of employees) eligible to receive Options under the Plan or (c) to materially increase benefits accruing under the Plan to Participants who are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act").

     No termination or amendment of the Plan shall adversely affect the rights of a Participant under an outstanding Option, except with the consent of such Participant.

     Section 15. Requirements of Law. The granting of Options and the issuance of Common Stock upon the exercise of an Option shall be subject to all applicable laws, rules and regulations and to such approval by governmental agencies as may be required.

     Section 16. Effective Date of the Plan. The Plan shall become effective, as of the date of its adoption by the Board of Directors, if it is duly approved at the 1994 annual meeting of shareholders of the Company. The affirmative vote of the holders of at least a majority of the shares of stock of the Company present and voting on the approval of the Plan at the meeting, provided that the total number of shares voting for the proposal represents more than 50% of the total number of shares of stock present in person or represented by proxy and entitled to vote at such annual meeting, shall be required to approve the Plan. If the Plan is not so approved, the Plan shall terminate, the unexercised portions of all Options granted hereunder shall be null and void and all shares of Common Stock theretofore issued upon the exercise of Options under the Plan shall be deemed cancelled. Certificates representing shares issued to Participants prior to shareholder approval of the Plan shall bear appropriate legends indicating that the shares have been issued contingent upon shareholder approval and are cancelable in the event such approval is not obtained. Upon such cancellation, Participants shall promptly deliver to the Company all certificates representing cancelled shares and the Company shall promptly return to the Participants, without interest, all funds obtained from such Participants through payroll deductions and used for the purchase of such shares.

     Section 17. Rule 16b-3 Compliance. Transactions under this Plan are intended to comply with all applicable conditions of Rule l6b-3 or its successors adopted under the Exchange Act, some of which conditions are not set forth herein. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

PROXY                            INTERVOICE, INC.                         PROXY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


   The undersigned hereby appoints Rob-Roy J. Graham and Daniel D. Hammond, and either of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, no par value per share ("Common Stock"), of INTERVOICE, INC. (the "Company"), standing in the name of the undersigned at the close of business on June 5, 1998, at the annual meeting of shareholders to be held on July 23, 1998, at Plano, Texas, and at any adjournment thereof and especially to vote on the items of business specified herein, as more fully described in the notice of the meeting dated June 24, 1998, and the proxy statement accompanying the same, the receipt of which is hereby acknowledged.

   This proxy when duly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR NAMED HEREIN AND FOR THE PROPOSAL TO AMEND THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN, AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

                  (Continued and to be signed on reverse side)

                                INTERVOICE, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                             ]

                                                                             WITHHOLD
                                                                             AUTHORITY
                                                                 FOR all     to vote for       FOR all nominees, except
                                                                 nominees    all nominees      vote withheld for those named below:

1. Election of Directors                                           [  ]        [  ]            [  ]
   NOMINEES: DANIEL D. HAMMOND, JOSEPH J. PIETROPAOLO,                                                ----------------------------
   GEORGE C. PLATT, GRANT A. DOVE AND DAVID W. BRANDENBURG                                                  Nominee Exceptions


2. To amend the Company's Employee Stock Purchase Plan to          FOR          AGAINST           ABSTAIN
   increase from 200,000 to 500,000 the number of shares
   authorized for issuance under the plan                          [  ]           [  ]              [  ]


3. In their discretion, the proxies are authorized to vote         FOR          AGAINST           ABSTAIN
   upon such other business or matters as may properly come
   before the meeting or any adjournment thereof.                  [  ]           [  ]              [  ]



    The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.


    ------------------------------------------------------------------------------------------------------------------------
             Signature                                                                           Date


    ------------------------------------------------------------------------------------------------------------------------
             Signature                                                                           Date

    NOTE: This proxy should be signed exactly as name appears hereon. Joint owners should both sign. If signed as attorney, executor, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate full title or capacity. Please complete, date and return it in the enclosed envelope, which requires no postage if mailed in the United States.